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                                                                  Exhibit (a)(5)

                           Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                  (Including the Associated Rights to Purchase
                                 Common Stock)
                                       of
                                  FARR COMPANY
                                       at
                              $17.45 Net Per Share
                                       by
                            RATOS ACQUISITION CORP.
                          a Wholly Owned Subsidiary of

                         FORVALTNINGS AB RATOS (publ.)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME, ON MAY 1, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                   April  , 2000

To Our Clients:

   Enclosed for your consideration is an Offer to Purchase, dated April 4, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase and any amendments or supplements thereto, the "Offer") relating to the offer by Ratos Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Forvaltnings AB Ratos (publ.), a Swedish company ("Ratos"), to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated rights to purchase Common Stock (the "Rights" and, together with the Common Stock, the "Shares") , of Farr Company, a Delaware corporation (the "Company"), on the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to the stockholders of the Company from both the Chairman, and the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

   We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

   We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

   Your attention is directed to the following:

  1. The Offer price is $17.45 per Share (the "Offer Price"), net to the Seller in cash (but subject to any applicable tax withholdings), without interest thereon, upon the terms and subject to the conditions of the Offer.

  2. The Offer is being made for all of the outstanding Shares.

  3. The Board of Directors of the Company has unanimously determined that each of the Merger Agreement (as defined below), the Offer and the Merger (as defined below) is fair to and in the best interests of the stockholders of the Company and has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger). The Board of Directors of the Company unanimously recommends that all holders of Shares

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     accept the Offer and immediately tender their Shares pursuant to the
     Offer. Each of the members of the Board of Directors of the Company has entered into a tender agreement with Purchaser and Ratos pursuant to which each member has agreed to tender all of his Shares in the Offer.

  4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of shares of Common Stock of the Company representing at least a majority of the outstanding shares of Common Stock on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer and (ii) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. Certain other conditions to consummation of the Offer are described in Section 13 of the Offer to Purchase.

  5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, May 1, 2000, unless the Offer is extended by Purchaser (the "Expiration Date").

  6. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 26, 2000 (the "Merger Agreement"), among the Company, Ratos and Purchaser, pursuant to which, following the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by the Company in treasury or by any subsidiary of the Company, owned by Ratos or Purchaser or any other subsidiary of Ratos, or Shares, if any, that are held by stockholders who properly exercise dissenters' rights pursuant to Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $17.45 or any different amount per Share paid pursuant to the Offer. As a result of the Merger, the Company will become a wholly-owned subsidiary of Ratos. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

  7. Any stock transfer taxes applicable to a sale of Shares to Purchaser will be borne by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

   If you wish to have us tender any of or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (i) certificates for such Shares (or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in
Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of the book-entry transfer of Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment pursuant to the Offer.

   The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of Purchaser by one or more registered

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brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in your instructions to us. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to the Expiration Date.

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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                                  FARR COMPANY

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated April 4, 2000, and the related Letter of Transmittal regarding the offer by Ratos Acquisition Corp. to purchase all of the shares of Common Stock, par value $0.10 per share (the "Common Stock"), including the associated rights (the "Rights" and, together with the Common Stock, the "Shares"), of Farr Company, a Delaware corporation.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.


                                                       SIGN HERE
 Number of Shares to be Ten-
 dered:* __________________________

                                           __________________________________


 Shares ___________________________        __________________________________
                                                      Signature(s)
 __________________________________

  (Daytime Area Code and Telephone         __________________________________
                No.)

                                           __________________________________
 __________________________________

 (Tax Identification No. or Social         __________________________________
           Security No.)

                                           __________________________________
 Dated: ____________________ , 2000            (Please print name(s) and
                                                      address(es))



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* Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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